UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2008

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure or Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 12, 2008, the Company announced Mr. Michael J. Mancuso, age 65, has been appointed to the position of Vice President and Chief Financial Officer, effective December 1, 2008.  A copy of the press release announcing the same is attached hereto as Exhibit 99 and is incorporated herein by reference.

In his position as Vice President and Chief Financial Officer, Mr. Mancuso will receive a base salary of $585,000 per year with a target bonus of 100% of base salary.  He will also receive on his hire date a signing bonus of $150,000.

In addition, Mr. Mancuso will receive three equity grants each awarded as a value (the number of shares determined in accordance with the CSC Equity Grant Policy) as follows: i) a stock option grant with a value basis of $438,750; ii) a service-vested restricted stock unit grant with a value basis of $438,750; and iii) a performance-based restricted stock unit (“performance share”) grant with a value basis of $585,000, such securities to be granted under the company’s  stockholder approved employee equity plans and in accordance with the CSC Equity Grant Policy.  Generally, stock option grants vest ratably over three years from the date of grant; service-vested restricted stock unit grants vest 100% on the third anniversary of the grant date; and performance share grants vest at the end of Fiscal 2011 with the number of shares paid out ranging between 0 and 200% of shares granted based on the achievement of certain financial performance goals established at the outset of Fiscal Year 2009 for the three year performance period.  Vesting of each grant is subject to certain provisions related to employment continuity, and each grant is also subject to forfeiture under certain conditions.

In addition to the foregoing, Mr. Mancuso is also eligible for use of a company car, financial planning services, change in control severance benefits and other plans available to senior executive employees of the company generally.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99	Press release, dated November 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: November 12, 2008	By /s/ Donald G. DeBuck
Donald G. DeBuck
Vice President, Chief Financial Officer and Controller

EXHIBIT INDEX

Exhibit

99 Press Release